Exhibit 4.8

CONFIRMATION FOR U.S. DOLLAR INTEREST RATE SWAP TRANSACTION

TO:                            CNH Equipment Trust 2004-A (“Party B”)
The Bank of New York, as Trustee
101 Barclay St., 8W
New York, NY 10286
Tel: 212-815-6434
Fax: 212-815-2493

FROM:         MERRILL LYNCH CAPITAL SERVICES, INC.   (“Party A”)
HUI SUN KWEI
TEL:  (212) 449-8253
FAX: (917) 778-0836

DATE:           September 22, 2004

Our Reference Number: 04DL12608

The purpose of this letter agreement is to confirm the terms and conditions of the Swap Transaction entered into between us on the Trade Date specified below (the “Swap Transaction”).  This letter agreement constitutes a “Confirmation” as referred to in the Master Agreement specified below.

1.                                       The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc., the “Definitions”) are incorporated into this Confirmation.  In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.  Each party represents and warrants to the other that (a) it is duly authorized to enter into this Swap Transaction and to perform its obligations hereunder, (b) the Swap Transaction and the performance of its obligations hereunder do not violate any material obligation of such party, and (c) the person executing this Confirmation is duly authorized to execute and deliver it.

This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates.   In addition, you and we agree to use all reasonable efforts promptly to negotiate, execute and deliver an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the “Master Form”), with such modifications as you and we will in good faith agree (the “Agreement”).  Upon the execution by you and us of the Agreement, this Confirmation will supplement, form a part of, and be subject to the Agreement.  All provisions contained in or incorporated by reference in the Agreement upon its execution will govern this Confirmation except as expressly modified below.  Until we execute and deliver the Agreement, this Confirmation, together with all other documents referring to the Master Form (each a “Confirmation”) confirming transactions

(each a “Transaction”) entered into between us (notwithstanding anything to the contrary in a Confirmation), shall supplement, form a part of, and be subject to, an agreement in the form of the Master Form as if we had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law and US Dollars as the Termination Currency) on the Trade Date of the first such Transaction between us.  In the event of any inconsistency between the provisions of that agreement and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

2.                                       The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Trade Date:	September 14, 2004

Effective Date:	September 22, 2004

Termination Date:	September 15, 2011

Calculation Periods:

For each Payment Date, the period from and including the immediately preceding Payment Date to, but excluding, such Payment Date (without regard to any Business Day adjustment in respect of Payment Dates, in the case of Fixed Rate Calculation Periods), during the Term of this Swap Transaction, except that (a) the initial Calculation Period will commence on, and include, the Effective Date, and (b) the final Calculation Period will end on, but exclude, the Termination Date (without regard to any Business Day adjustment in the case of the final Fixed Rate Calculation Period).

Floating Rate Calculation Periods correspond to “Interest Periods” under the Indenture dated as of September 1st, 2004, between Party B, as issuer, and JP Morgan Chase, as indenture trustee (the “Indenture”).

Notional Amounts:	For each Calculation Period, the Outstanding Amount of the Class A-4a Notes as of the close of business on the first day of each Floating Rate Calculation Period. “Outstanding Amount” and “Class A-4a

Notes” each has the meaning specified in Appendix A to the Indenture.

Payment Dates:	The 15th day of each month, subject to the Modified Following Business Day Convention, corresponding to “Payment Dates” under the Indenture.

Fixed Amounts:

Fixed Rate Payer:	Party B

Fixed Rate Payer Payment Dates:	The 15th day of each month, commencing October 15, 2004, subject to the Modified Following Business Day Convention.

Fixed Rate:	3.39%

Fixed Rate Day Count Fraction:	30/360

Fixed Rate Payer Payment Amounts:	For each Payment Date, in respect of a Calculation Period, the product of (a) the Fixed Rate, (b) the Fixed Rate Day Count Fraction and (c) the Notional Amount for such Calculation Period.

Floating Amounts:

Floating Rate Payer:	Party A

Floating Rate Payer Payment Dates:	The 15th day of each month, commencing October 15, 2004, subject to the Modified Following Business Day Convention.

Floating Rate:	USD-LIBOR-BBA (set two London Banking Days prior to the first day of each Calculation Period).

Designated Maturity:	One month.

Initial Floating Rate:	1.8275%

Spread:	None

Floating Rate Day Count Fraction:	Actual/360

Floating Rate Payer Payment Amounts:	For each Payment Date in respect of a Calculation Period, the product of (a) the Floating Rate, (b) the Floating Rate Day Count Fraction, and (c) the Notional Amount.

Reset Dates:

Other than in connection with the Initial Floating Rate, on each Payment Date beginning with the November Payment Date, the Floating Rate (as determined two London Banking Days prior to each such Payment Date) will reset for the Floating Rate Calculation Period commencing on each such Payment Date.

Compounding:	Inapplicable

Business Days:	New York, London

Business Day Convention:	Modified Following (in respect of Payment Dates and Floating Rate Calculation Period End Dates only).

Calculation Agent:	Party A

3.                                       Account Details.

Payments to Party A:

Deutsche Bank Trust Company Americas
New York, NY
ABA: 021001033
A/C #00-811-874
Ref: Merrill Lynch Capital Services, Inc.
Dollar Swaps, New York, NY

Payments to Party B:

JPMorgan Chase Bank-New York, NY
ABA #021000021
Account #507199782
Account of: CNH Equip 2004-A
Attn: R. Nowakowski (312-267-5081)

Please confirm that the foregoing correctly sets forth the terms and conditions of our agreement by responding within three (3) Business Days by either returning this Confirmation in person or via telecopier to the above attention.  Failure to respond within such period shall not affect the validity or enforceability of this Swap Transaction, and shall be deemed to be an affirmation of the terms and conditions contained herein, absent manifest error.

Yours sincerely,
MERRILL LYNCH CAPITAL SERVICES, INC.

By:	/s/ ANGELINA LOPES
Name: Angelina Lopes
Title: Vice President

Confirmed as of the date above:

CNH EQUIPMENT TRUST 2004-A

By	The Bank of New York,
not in its individual capacity but solely as Trustee

By:	/s/ JONATHAN FARBER
Name: Jonathan Farber
Title: Assistant Treasurer